Exhibit 99.1
PRESS RELEASE

Ocera Therapeutics Appoints Biopharmaceutical Veteran Willard Dere, M.D.
to Board of Directors

PALO ALTO, Calif. and RESEARCH TRIANGLE PARK, N.C., October 28, 2016 – Ocera Therapeutics, Inc. (NASDAQ:OCRX), today announced that Willard Dere, M.D., Professor of Internal Medicine at the University of Utah Health Sciences Center and former Senior Vice President in Research and Development at Amgen, has been appointed to the Company’s Board of Directors.
“We are delighted to welcome Will to our Board of Directors,” said Linda Grais, M.D., Chief Executive Officer of Ocera. “His 25 years of seasoned industry expertise in drug development and regulatory matters, as well as his deep understanding of patient care, will bring important perspective to Ocera at a pivotal time.”
“We are thrilled to have Will join the Ocera Board,” said Eckard Weber, M.D., Chairman. “With the depth of his experience in clinical development, I am confident he will add significantly to Ocera’s future success.”
“I am honored to join the board of a company pursuing novel therapeutics for liver diseases and excited to help Ocera pursue its goals,” said Dr. Dere. “I look forward to working with such an esteemed team”.
Dr. Dere will be joining Chairman, Eckard Weber, M.D., Partner, Domain Associates; President and Chief Executive Officer of Ocera, Linda Grais, M.D., Lead Independent Director, Steven James, former President and Chief Executive Officer, Labrys Biologics, Inc.; Nina Kjellson, General Partner, Canaan Partners; Michael Powell, Ph.D., General Partner, Sofinnova Ventures, Anne M. VanLent, President of AMV Advisors; and Wendell Wierenga, Ph.D., former Executive Vice President, Research and Development at Santarus, Inc.
About Willard Dere, M.D.
Dr. Dere serves as the Professor of Internal Medicine; B. Lue and Hope S. Bettilyon Presidential Endowed Chair in Internal Medicine for Diabetes Research, Executive Director of Personalized Health, and Co-Principal Investigator of the Center for Clinical and Translational Science at the University of Utah Health Sciences Center. Prior to re-joining academia in November 2014, Dr. Dere was in the biopharmaceutical industry for 25 years. He joined Amgen in 2003 where he held multiple roles including head of global development, international research and development, and both corporate and international chief medical officer. He led the development program for Prolia and several other programs, and retired from Amgen in October 2014. He began his career at Eli Lilly in 1989, and held a number of different global roles in clinical pharmacology, regulatory affairs, and both early-stage translational, and late-stage clinical research. While at Eli Lilly, he led the development of Evista and Forteo. Since 2014, he has been a member of the Board of Directors of Radius Health and serves on the scientific advisory board of the California Institute of Regenerative Medicine. In addition, he joined the Board of Directors of BioMarin in July 2016.

Dr. Dere attended undergraduate and medical school at the University of California, Davis. He trained in internal medicine at the University of Utah and endocrinology/ metabolism at the University of California at San Francisco, and was on the Internal Medicine faculty at the University of Utah for 4 years during which time he was recognized annually with teaching awards. He has published numerous articles; wrote and co-edited a primary care textbook; was awarded the 2008 transformational leadership award from his alma mater; and is a fellow in the American College of Physicians.
About Ocera
Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate) in both intravenous and oral formulations. OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy (HE) in patients with acute liver failure and acute-on-chronic liver disease.
Forward-Looking Statements
This press release contains "forward-looking" statements, including, without limitation, all statements related to the addition of a new company director. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

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Source: Ocera Therapeutics, Inc.
OCRX-G

Susan Sharpe
Ocera Therapeutics, Inc.
contact@ocerainc.com
919-328-1109